UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

Solicitation/Recommendation Statement

under Section 14(d)(4) of the Securities Exchange Act of 1934

IGNYTA, INC.

(Name of Subject Company)

IGNYTA, INC.

(Names of Person(s) Filing Statement)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

451731103

(CUSIP Number of Class of Securities)

Jonathan E. Lim, M.D.

President and Chief Executive Officer

Ignyta, Inc.

4545 Towne Centre Court

San Diego, California 92121

(858) 255-5959

(Name, address and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

with copies to:

Charles K. Ruck

Cheston J. Larson

Michael E. Sullivan

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130

(858) 523-5400

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01 and 9.01 of the Current Report on Form 8-K filed by Ignyta, Inc. on December 22, 2017 (including all exhibits attached thereto) are incorporated herein by reference.